Exhibit 99.1

For Immediate Release
Nov. 12, 2024

NW Natural Holdings Reports Strong Third Quarter 2024 Results
Reaffirmed 2024 guidance and long-term EPS growth rate target of 4-6%

PORTLAND, ORE. — Northwest Natural Holding Company (NYSE: NWN) (NW Natural Holdings) reported financial results and highlights including:
•Reported a net loss of $27.2 million ($0.71 per share) for the third quarter of 2024, compared to a net loss of $23.7 million ($0.65 per share) for the same period in 2023
•Reported net income of $33.9 million ($0.88 per share) for the first nine months of 2024, compared to net income of $49.2 million ($1.37 per share) for the same period in 2023 primarily due to regulatory lag
•Added nearly 17,000 gas and water utility connections in the last 12 months for a combined growth rate of 1.9% as of September 30, 2024, mainly driven by strong water acquisitions
•Invested $294 million in our gas and water systems in the first nine months of 2024 to support growth and greater reliability and resiliency
•New rates went into effect on Nov. 1, 2024 related to NW Natural's Oregon general rate case and the Purchased Gas Adjustment (PGA) mechanism for Oregon and Washington customers, which includes estimated gas costs for the upcoming winter heating season
•Closed Puttman/ICH water acquisition, adding customers and a strong pipeline of growth opportunities
•Increased our dividend for the 69th consecutive year to an annual indicated dividend rate of $1.96 per share
•Reaffirmed 2024 earnings per share (EPS) guidance in the range of $1.94 to $2.14 on a GAAP basis or $2.20 to $2.40 on a non-GAAP Adjusted Basis, and long-term EPS growth rate target of 4% to 6% from 2022 through 2027

"The Company continues to perform well," said David H. Anderson, CEO of NW Natural Holdings. "Our focus in 2024 is operating safe, reliable systems and executing on our capital plan, regulatory dockets, and growth opportunities. I'm happy to report that we're making good progress on all fronts. We remain focused on maintaining our systems and affordability for our customers. Today customers are paying less for their natural gas service than they did 20 years ago. I'm confident our hard work this year positions us well for long-term growth and creating value for stakeholders."

KEY EVENTS
Received Order in NW Natural's Oregon General Rate Case
On Oct. 25, 2024, the OPUC issued an order approving the all-party settlements in NW Natural's general rate case and resolving the remaining outstanding items. The order increased the revenue requirement by $93.3 million including final adjustments for capital projects placed into service and the depreciation study. The order included a capital structure of 50% common equity and 50% long-term debt, return on equity of 9.4%, cost of capital of 7.056%, and rate base of $2.09 billion, or an increase of $334 million since the last rate case. As part of the resolution of the line extension allowance, NW Natural was required to forego recovery of $13.7 million of rate base related to line extension costs. This resulted in a non-cash, pre-tax charge of $13.7 million (approximately $10.1 million after-tax) in the fourth quarter of 2024. New rates in Oregon were effective beginning Nov. 1, 2024 with an average Oregon residential customer bill increasing 4.7%.

NW Natural Water Closed Acquisition of Puttman & ICH Water
NW Natural Water closed the acquisition of Infrastructure Capital Holdings (ICH), which includes the assets of Puttman Infrastructure (Puttman). This added wastewater and recycled water customers across Oregon, Idaho and California. Tom Puttman joined the company as president of NW Natural Water in September. The transaction expands NW Natural
Water’s utility portfolio as well as its services business and marks its first investments in the recycled water segment and entry into the California market.

NW Natural Renewables RNG Facilities Reach Substantial Completion
NW Natural Renewables Holdings, LLC (NW Natural Renewables) executed agreements to invest in two renewable natural gas (RNG) facilities for 20 years with EDL to secure RNG supply. Both facilities have reached substantial completion and operations of the facilities began in the third quarter of 2024. NW Natural Renewables made a payment to EDL for $26 million for the first facility and began receiving RNG from the facility in the third quarter of 2024. NW Natural Renewables expects to close and make the second contribution of approximately $25 million for the second facility by the end of 2024 and begin receiving RNG thereafter. NW Natural Renewables has contracted to sell the RNG supply to investment grade counterparties under long-term, fixed-volume, primarily fixed-price contracts. Both facilities are expected to produce earnings and cash flows in 2025.

2024 GUIDANCE AND LONG-TERM TARGETS
NW Natural Holdings reaffirmed its 2024 GAAP EPS guidance of $1.94 to $2.14, or $2.20 to $2.40 on a non-GAAP Adjusted Basis2 excluding the $13.7 million non-cash, pre-tax regulatory charge (approximately $10.1 million or $0.26 per share after-tax1) related to the Oregon general rate case recorded in the fourth quarter of 2024. This guidance assumes continued customer growth, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant local, state or federal laws, legislation or regulations.

2024 EPS Guidance Reconciliation Table
GAAP EPS Guidance	$1.94 to $2.14
Regulatory Disallowance[1]	0.26
Adjusted EPS Guidance[2]	$2.20 to $2.40

NW Natural Holdings reaffirmed its long-term EPS growth rate target of 4% to 6% compounded annually from 2022 through 2027. 2022 EPS was $2.54.

1 Impact on EPS assumes average diluted shares of 39.0 million and an income tax rate of 26.5%.
2 See "Non-GAAP Financial Measures" for a definition and further information on Adjusted Basis EPS.

DIVIDEND DECLARED
The board of directors of NW Natural Holdings declared a quarterly dividend of 49 cents per share on the Company’s common stock. The dividend is payable on November 15, 2024 to shareholders of record on October 31, 2024. The Company's current indicated annual dividend rate is $1.96 per share. Future dividends are subject to board of director discretion and approval.

THIRD QUARTER RESULTS
We primarily operate through our natural gas distribution segment, which is a regulated utility principally engaged in the delivery of natural gas to customers in Oregon and southwest Washington. The segment also includes the portion of the Mist underground storage facility used to serve gas utility customers, the North Mist gas storage expansion, and renewable natural gas development and procurement for the utility.

Other business activities are reported through "Other" results and primarily include Interstate Storage Services and third-party asset management services for the Mist facility in Oregon; NW Natural Water, which holds our water and wastewater utility operations; and NW Natural Renewables, which is a renewable fuels business.

NW Natural Holdings' third quarter results are summarized by business segment in the table below:

	Three Months Ended September 30,
	2024		2023		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss):
Natural Gas Distribution segment	$(30,404)	$(0.79)	$(24,160)	$(0.66)	$(6,244)	$(0.13)
Other	3,237	0.08	473	0.01	2,764	0.07
Consolidated	$(27,167)	$(0.71)	$(23,687)	$(0.65)	$(3,480)	$(0.06)

Diluted Shares		38,394		36,214		2,180

Natural Gas Distribution Segment
The third quarter reflects the seasonal nature of the gas utility's earnings where the majority of revenues are generated during the winter heating season in the first and fourth quarters each year. Natural Gas Distribution segment net income decreased $6.2 million (or $0.13 per share) primarily reflecting regulatory lag from higher depreciation and lower other income.

Margin remained consistent with the prior year.

Operations and maintenance expense increased $1.3 million as a result of higher payroll and benefits primarily related to additional staffing in key areas and a 6% pay increase for union employees as a result of a new union contract, which began June 1, 2024. This was partially offset by lower contractor labor costs.

Depreciation and general taxes collectively increased by $3.6 million primarily due to continued investment in our system.

Other income, net reflected a $4.6 million decrease primarily from lower interest income from invested cash, higher pension expense, lower regulatory interest income, and lower equity Allowance for Funds Used During Construction (AFUDC).

Interest expense decreased $0.5 million due to higher debt AFUDC partially offset by higher short-term debt balances.

Income taxes decreased $2.8 million dollars due to the decrease in pre-tax results.

Other
Net income from the Company's other business activities increased $2.8 million (or $0.07 per share) reflecting $1.5 million higher revenues from gas storage operations, a $0.5 million improvement in water results related to net income from the Puttman/ICH acquisition, and a $0.4 million reduction in business development expenses.

YEAR-TO-DATE RESULTS
NW Natural Holdings' year-to-date results by business segment are summarized in the table below:

	Nine Months Ended September 30,
	2024		2023		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss):
Natural Gas Distribution segment	$32,324	$0.84	$47,520	$1.32	$(15,196)	$(0.48)
Other	1,545	0.04	1,708	0.05	(163)	(0.01)
Consolidated	$33,869	$0.88	$49,228	$1.37	$(15,359)	$(0.49)

Diluted Shares		38,412		35,980		2,432
Natural Gas Distribution Segment
Natural Gas Distribution segment net income decreased $15.2 million (or $0.48 per share) primarily reflecting regulatory lag from higher depreciation and general taxes, as well as lower other income.

Margin increased $0.9 million primarily due to the amortization of deferrals and customer growth which among other miscellaneous items contributed $7.2 million. Partially offsetting these items was a $4.5 million reduction in margin due to warmer comparative weather and the effect of customers not covered by the weather normalization mechanism. Weather was 13% warmer than average in the first nine months of 2024, compared to 2% colder than average weather for the same period of 2023. In addition, there was a $1.8 million decline in gains on the Oregon gas cost incentive sharing mechanism due to lower commodity price volatility and higher than estimated gas costs during the cold weather event in January 2024.

Operations and maintenance expense decreased $2.5 million as a result of lower employee benefit expenses and contractor costs; partially offset by higher payroll, information technology costs, and the amortization of deferrals approved in the last rate case, which is offset by revenues.

Depreciation and general taxes increased by $8.1 million primarily due to additional capital investments in the distribution system.

Other income, net declined $12.6 million primarily from higher pension expense, lower interest income due to a lower level of invested cash, lower regulatory interest income, and lower equity AFUDC.

Interest expense increased $1.4 million primarily due to higher short- and long-term debt balances.

Income taxes decreased $3.5 million dollars due to the decrease in pre-tax results.

Other
Net income from the Company's other business activities decreased $0.2 million (or $0.01 per share) primarily reflecting a $2.7 million gain on a settlement recognized in the second quarter of 2023 partially offset by lower holding company operating expenses.

BALANCE SHEET AND CASH FLOWS
During the first nine months of 2024, the Company generated $219.7 million in operating cash flows, compared to $301.5 million for the same period in 2023. The decrease in operating cash flows is primarily related to the payment to EDL for the RNG facility, higher pension contributions and changes in accounts receivable, payables and gas storage inventories related to comparatively warmer weather in 2024 vs. 2023. The Company used $326.3 million in investing activities during the first nine months of 2024 primarily for natural gas utility capital expenditures and also the Puttman/ICH water acquisition, compared to $250.5 million used in investing activities predominately for capital expenditures during the same period in 2023. Net cash provided by financing activities was $103.8 million for the first nine months of 2024, compared to net cash provided by financing activities of $79.5 million during the same period in 2023. The increase in financing activities is primarily due to higher equity issuances. As of September 30, 2024, NW Natural Holdings held cash of $35.0 million.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Natural Holdings will host a conference call and webcast today to discuss its third quarter 2024 financial and operating results.

Date and Time:	Tuesday, Nov. 12, 2024 8 a.m. PT (11 a.m. ET)
Phone Numbers:	United States 1-833-470-1428 International 1-404-975-4839 Passcode 766404
The call will also be webcast in a listen-only format for the media and general public and can be accessed at ir.nwnaturalholdings.com. A replay of the conference call will be available on our website and by dialing 1-866-813-9403 (U.S.) and 1-929-458-6194 (international). The replay access code is 236464.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon and has been doing business for over 165 years in the Pacific Northwest. It owns NW Natural Gas Company (NW Natural), NW Natural Water Company (NW Natural Water), NW Natural Renewables Holdings (NW Natural Renewables), and other business interests.

We have a longstanding commitment to safety, environmental stewardship and the energy transition, and taking care of our employees and communities. NW Natural Holdings was recognized by Ethisphere® for the third consecutive year in 2024 as one of the World’s Most Ethical Companies®. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores. Learn more in our latest Community and Sustainability Report at ir.nwnaturalholdings.com/sustainability.

NW Natural is a local distribution company that currently provides natural gas service to approximately 2 million people in more than 140 communities through more than 800,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural owns and operates 21.6 Bcf of underground gas storage capacity in Oregon.

NW Natural Water provides water distribution and water and wastewater services to communities throughout the Pacific Northwest, Texas and Arizona. NW Natural Water serves over 188,000 people through approximately 76,000 meters and provides operation and maintenance services to an additional 22,000 connections. Learn more about our water business at nwnaturalwater.com.

NW Natural Renewables is committed to leading in the energy transition by providing renewable fuels to support decarbonization in the utility, commercial, industrial and transportation sectors. Learn more at nwnaturalrenewables.com.

Additional information is available at nwnaturalholdings.com.

“World’s Most Ethical Companies” and “Ethisphere” names and marks are registered trademarks of Ethisphere LLC

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: nikki.sparley@nwnatural.com

Media Contact:
David Roy
Phone: 503-610-7157
Email: david.roy@nwnatural.com

Forward-Looking Statements
This press release, and other presentations made by NW Holdings from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," “continues,” “could,” "intends," "plans," "seeks," "believes," "estimates," "expects," "will" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, assumptions, estimates, expectations, timing, goals, strategies, commitments, future events, financial positions, financial performance, investments, valuations, timing and amount of capital expenditures, targeted capital structure, risks, risk profile, stability, acquisitions and timing, approval, completion and integration thereof, the likelihood and success associated with any transaction, utility system, technology and infrastructure investments, system modernization, reliability and resiliency, global, national and local economies, customer and business growth, continued expansion of service territories, customer satisfaction ratings, weather, performance and service during weather events, customer rates or rate recovery and the timing and magnitude of potential rate changes and the potential outcome of rate cases, environmental remediation cost recoveries, environmental initiatives, decarbonization and the role of natural gas and the gas delivery system, including decarbonization goals and timelines, energy efficiency measures, use of renewable sources, renewable natural gas purchases, projects, investments and other renewable initiatives, and timing, magnitude and completion thereof, unregulated renewable natural gas strategy and initiatives, hydrogen projects or investments and timing, magnitude, approvals and completion thereof, procurement of renewable natural gas or hydrogen for customers, technology and policy innovations, strategic goals and visions, water, wastewater and water services acquisitions, personnel additions, partnerships, and investment strategy and financial effects of water, wastewater and water services acquisitions, expected growth and safety benefits of facility upgrade investments, operating plans of third parties, financial results, including estimated income, availability and sources of liquidity, capital markets, financing transactions, expenses, positions, revenues, returns, cost of capital, timing, and earnings, earnings guidance and estimated future growth rates, future dividends, commodity costs and sourcing, asset management activities, performance, timing, outcome, or effects of regulatory proceedings or mechanisms or approvals, regulatory prudence reviews, anticipated regulatory actions or filings, accounting treatment of future events, economic and political conditions, effects of legislation or changes in laws or regulations, effects, extent, severity and duration of epidemics and pandemics, and any resulting economic disruption therefrom, inflation, geopolitical uncertainty and other statements that are other than statements of historical facts.

Forward-looking statements are based on current expectations and assumptions regarding its business, the economy, geopolitical factors, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. You are therefore cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of

Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the quarterly reports filed thereafter, which, among others,outline legal, regulatory and legislative risks, public health risks, financial, macroeconomic and geopolitical risks, growth and strategic risks, operational risks, business continuity and technology risks, environmental risks and risks related to our water and renewables businesses.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Holdings or NW Natural, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and NW Holdings and NW Natural undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

NON-GAAP FINANCIAL MEASURES
Management uses "adjusted net income" and "adjusted basis earnings per share," both of which are non-GAAP financial measures, when evaluating NW Natural Holdings' overall performance. Management believes that these non-GAAP measures provide meaningful information to investors about NW Natural Holdings' performance because they eliminate the impacts of significant discrete items that can affect the comparison of period-over-period results. In addition to presenting the results of operations and earnings amounts in total, certain financial measures are expressed in cents per share, which are non-GAAP financial measures. All references to EPS are on the basis of diluted shares.

Such non-GAAP financial measures are used to analyze our financial performance because we believe they provide useful information to our investors and creditors in evaluating our financial condition and results of operations. Our non-GAAP financial measures should not be considered a substitute for, or superior to, measures calculated in accordance with U.S. GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than how such measures are calculated in this report, limiting the usefulness of those measures for comparative purposes. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is provided in the tables above.

NORTHWEST NATURAL HOLDINGS
Consolidated Income Statement and Financial Highlights (Unaudited)
Third Quarter 2024
	Three Months Ended			Nine Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	September 30,			September 30,			September 30,
	2024	2023	Change	2024	2023	Change	2024	2023	Change
Operating revenues	$136,934	$141,479	(3)%	$782,118	$841,761	(7)%	$1,137,832	$1,217,014	(7)%

Operating expenses:
Cost of gas	38,902	49,180	(21)	287,589	357,362	(20)	430,064	525,584	(18)
Operations and maintenance	63,940	61,524	4	202,504	200,160	1	276,110	263,422	5
Environmental remediation	1,151	1,032	12	9,226	8,547	8	13,578	12,986	5
General taxes	10,886	10,577	3	38,207	35,685	7	48,770	46,051	6
Revenue taxes	5,275	5,523	(4)	32,730	33,750	(3)	47,651	49,539	(4)
Depreciation	34,552	30,061	15	101,412	92,819	9	134,174	123,961	8
Other operating expenses	1,560	1,159	35	4,249	3,664	16	6,117	4,470	37
Total operating expenses	156,266	159,056	(2)	675,917	731,987	(8)	956,464	1,026,013	(7)
(Loss) income from operations	(19,332)	(17,577)	10	106,201	109,774	(3)	181,368	191,001	(5)
Other income (expense), net	930	5,004	(81)	(198)	13,228	(101)	4,429	13,523	(67)
Interest expense, net	19,060	19,406	(2)	58,902	56,676	4	78,792	73,767	7
(Loss) income before income taxes	(37,462)	(31,979)	17	47,101	66,326	(29)	107,005	130,757	(18)
Income tax (benefit) expense	(10,295)	(8,292)	24	13,232	17,098	(23)	28,496	33,593	(15)
Net (loss) income	$(27,167)	$(23,687)	15	$33,869	$49,228	(31)	$78,509	$97,164	(19)

Common shares outstanding:
Average diluted for period	38,394	36,214		38,412	35,980		37,808	35,814
End of period	40,121	36,576		40,121	36,576		40,121	36,576

Per share of common stock information:
Diluted (loss) earnings	$(0.71)	$(0.65)		$0.88	$1.37		$2.08	$2.71
Dividends paid per share	0.4875	0.4850		1.4625	1.4550		1.9500	1.9400
Book value, end of period	33.82	33.34		33.82	33.34		33.82	33.34
Market closing price, end of period	40.82	38.16		40.82	38.16		40.82	38.16

Capital structure, end of period:
Common stock equity	43.9%	42.0%		43.9%	42.0%		43.9%	42.0%
Long-term debt	50.3%	49.0%		50.3%	49.0%		50.3%	49.0%
Short-term debt (including current maturities of long-term debt)	5.8%	9.0%		5.8%	9.0%		5.8%	9.0%
Total	100.0%	100.0%		100.0%	100.0%		100.0%	100.0%

Natural Gas Distribution segment operating statistics:
Meters - end of period	800,421	795,754	0.6%	800,421	795,754	0.6%	800,421	795,754	0.6%
Volumes in therms:
Residential and commercial sales	55,692	55,555		474,981	509,197		701,539	780,486
Industrial sales and transportation	102,066	103,139		340,840	348,912		462,847	474,460
Total volumes sold and delivered	157,758	158,694		815,821	858,109		1,164,386	1,254,946
Operating Revenues
Residential and commercial sales	$90,850	$98,327		$647,326	$705,016		$957,382	$1,033,528
Industrial sales and transportation	17,504	20,828		61,229	73,210		85,905	99,640
Other distribution revenues	770	737		3,535	3,715		4,360	4,292
Other regulated services	4,880	4,732		14,640	14,167		19,375	19,073
Total operating revenues	114,004	124,624		726,730	796,108		1,067,022	1,156,533
Less: Cost of gas	38,743	49,235		287,542	357,530		430,073	525,713
Less: Environmental remediation expense	1,151	1,032		9,226	8,547		13,578	12,991
Less: Revenue taxes	5,188	5,425		32,581	33,559		47,454	49,279
Margin, net	$68,922	$68,932		$397,381	$396,472		$575,917	$568,550
Degree days:
Average (25-year average)	9	10		1,642	1,629		2,699	2,675
Actual	—	—	—%	1,424	1,658	(14)%	2,246	2,779	(19)%
Percent colder (warmer) than average weather (1)	NM	NM		(13)%	2%		(17)%	4%

(1) NM indicates that the calculated value is not meaningful.

NORTHWEST NATURAL HOLDINGS
Consolidated Balance Sheets (Unaudited)	September 30,
In thousands	2024	2023
Assets:
Current assets:
Cash and cash equivalents	$35,047	$156,616
Accounts receivable	53,123	51,999
Accrued unbilled revenue	23,818	24,626
Allowance for uncollectible accounts	(2,885)	(2,312)
Regulatory assets	136,275	108,525
Derivative instruments	8,948	23,454
Inventories	108,651	94,585
Other current assets	45,873	49,947
Total current assets	408,850	507,440
Non-current assets:
Property, plant, and equipment	4,858,066	4,468,602
Less: Accumulated depreciation	1,245,725	1,189,968
Total property, plant, and equipment, net	3,612,341	3,278,634
Regulatory assets	322,781	312,665
Derivative instruments	1,377	6,188
Other investments	82,478	104,562
Operating lease right of use asset, net	69,402	71,477
Assets under sales-type leases	126,712	130,952
Goodwill	181,393	152,399
Other non-current assets	139,035	100,801
Total non-current assets	4,535,519	4,157,678
Total assets	$4,944,369	$4,665,118
Liabilities and equity:
Current liabilities:
Short-term debt	$159,814	$71,000
Current maturities of long-term debt	20,796	190,728
Accounts payable	96,260	99,326
Taxes accrued	17,759	17,120
Interest accrued	12,909	13,940
Regulatory liabilities	127,640	88,376
Derivative instruments	70,807	46,603
Operating lease liabilities	1,868	1,815
Other current liabilities	59,532	61,149
Total current liabilities	567,385	590,057
Long-term debt	1,555,000	1,424,572
Deferred credits and other non-current liabilities:
Deferred tax liabilities	389,281	375,917
Regulatory liabilities	708,948	683,262
Pension and other postretirement benefit liabilities	138,800	145,991
Derivative instruments	15,714	21,085
Operating lease liabilities	76,530	77,475
Other non-current liabilities	135,661	127,219
Total deferred credits and other non-current liabilities	1,464,934	1,430,949
Equity:
Common stock	986,545	851,288
Retained earnings	377,685	373,231
Accumulated other comprehensive loss	(7,180)	(4,979)
Total equity	1,357,050	1,219,540
Total liabilities and equity	$4,944,369	$4,665,118

NORTHWEST NATURAL HOLDINGS
Consolidated Statements of Cash Flows (Unaudited)	Nine Months Ended September 30,
In thousands	2024	2023
Operating activities:
Net income	$33,869	$49,228
Adjustments to reconcile net income to cash provided by operations:
Depreciation	101,412	92,819
Amortization	14,544	13,482
Deferred income taxes	5,939	6,678
Qualified defined benefit pension plan expense (benefit)	3,047	(1,823)
Contributions to qualified defined benefit pension plans	(17,850)	—
Deferred environmental expenditures, net	(18,775)	(14,887)
Environmental remediation expense	9,226	8,547
Asset optimization revenue sharing bill credits	(29,198)	(10,471)
Other	8,300	7,129
Changes in assets and liabilities:
Receivables, net	130,676	182,297
Inventories	4,092	(6,484)
Income and other taxes	9,806	8,770
Accounts payable	(11,501)	(39,695)
Deferred gas costs	(7,703)	(8,678)
Asset optimization revenue sharing	10,743	18,667
Decoupling mechanism	1,989	(12,328)
Cloud-based software	(20,307)	(12,316)
Regulatory accounts	17,312	16,218
RNG facility prepayment	(26,046)	—
Other, net	122	4,350
Cash provided by operating activities	219,697	301,503
Investing activities:
Capital expenditures	(294,261)	(242,747)
Acquisitions, net of cash acquired	(28,819)	(3,248)
Purchase of equity method investment	(1,000)	(1,000)
Other	(2,215)	(3,525)
Cash used in investing activities	(326,295)	(250,520)
Financing activities:
Proceeds from common stock issued, net	90,563	40,955
Long-term debt issued	150,000	330,000
Long-term debt retired	(150,000)	(50,000)
Changes in other short-term debt, net	70,034	(187,200)
Cash dividend payments on common stock	(53,781)	(50,114)
Payment of financing fees	(901)	(2,042)
Shares withheld for tax purposes	(1,319)	(1,313)
Other	(814)	(753)
Cash provided by financing activities	103,782	79,533
(Decrease) increase in cash, cash equivalents and restricted cash	(2,816)	130,516
Cash, cash equivalents and restricted cash, beginning of period	49,624	40,964
Cash, cash equivalents and restricted cash, end of period	$46,808	$171,480

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$57,837	$51,970
Income taxes paid, net of refunds	15,831	18,963

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$35,047	$156,616
Restricted cash included in other current and non-current assets	11,761	14,864
Cash, cash equivalents and restricted cash	$46,808	$171,480